CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN REPLACED WITH ASTERISKS AND FILED SEPARATELY WITH THE SEC UNDER A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 OR RULE 406.

AMENDMENT No. 2 to OEM PURCHASE AGREEMENT

This Amendment No. 2 ("Amendment") to OEM Purchase Agreement dated September 27, 2001 ("Original Agreement") as amended October 18, 2002 ("Amendment No. 1") by and between NVE Corporation ("NVE") and Agilent Technologies, Inc. and subsequently assigned to Avago Technologies, Inc. ("Avago"), is executed by and between NVE and Avago and is made effective as of June 27, 2007.

1. Term extension.
Section 1.3 of the Original Agreement is hereby amended in its entirety to read as follows:

This Agreement will commence as of the Effective Date and continue until June 27, 2010, at which point it will terminate. Neither Party can terminate the Agreement for convenience before this date. Those provisions of this Agreement that logically would survive any termination or expiration of this Agreement shall survive such termination or expiration.

2. OEM product prices.
The first sentence of Section 4.2 of the Original Agreement is hereby amended to read as follows:

Supplier's prices for the OEM Products are listed on Exhibit A of this Amendment, in U.S. currency unless otherwise stated, and may not be increased without Avago's consent.

The rest of Section 4.2 of the Original Agreement is eliminated.

3. Additional payments.
In consideration of the terms of this Amendment, Avago will pay NVE a non-refundable payment of $250,000 no later than seven days after the execution of this Amendment.

4. Existing orders.
Both parties agree and acknowledge that all Avago purchase orders placed prior to the date of this Amendment shall be honored at the pricing specified in Exhibit A.

5. Elimination of and amendment of certain terms from Original Agreement.
Other than as specifically provided elsewhere herein, Articles 3 (except Sections 3.1, 3.2, 3.5, 3.6, 3.12, 3.14, and 3.15), 4 (except Sections 4.4 and 4.6), 5 (except 5.1), 8.2, 10 (except 10.5, 10.6 subsections (a),(b),(c) and (d)) 11 (except 11.1 and 11.1(a)), 12, 13, 19.2(d),19.3, 23.2, 23.3 and Section 24.4 of the original Agreement are hereby eliminated.

Section 23.4 of the Original Agreement is hereby amended in its entirety to read as follows:

Surviving Provisions. Notwithstanding the expiration of this Agreement, the provisions regarding Warranties in Article 9, Marketing and Licensing in Article 14, Intellectual Property in Article 15, Confidentiality in Article 20, Insurance Requirements in Article 21, Limitation of Liability in Article 22, and the Miscellaneous provisions in Article 24 will each survive in accordance with their terms.

Amendment No. 2 to OEM Purchase Agreement - p. 2

The text "Exhibit F" in Section 24.1 of the Original Agreement is hereby replaced with "this Amendment No. 2".

The text "identified in Exhibit F" in Section 24.12 of the Original Agreement is hereby replaced with "identified in this Amendment No. 2".

Recipients for Receipt of Notice:

NVE Corporation
11409 Valley View Road
Eden Prairie, MN 55344-3617
TEL: 952-996-1628
FAX: 952-996-1600

Avago Technologies Legal Department
1 Yishun Avenue 7
Singapore 768923
TEL: 65-6755-7888
FAX: 65-6755-7000

Amendment No. 2 to OEM Purchase Agreement - p. 3

IN WITNESS WHEREOF, the parties hereto have executed this Amendment through the signatures of their duly authorized representatives.

Avago Technologies, Inc	NVE Corporation

By: /s/ CHONG TZE SIONG	By: /s/ CURT A. REYNDERS 9/10/07

Chong Tze Siong	Curt A. Reynders
VP/GM Isolation Products Division	CFO

Exhibit A

Products and Pricing

The following Products manufactured by NVE and Pricing are covered under this agreement:

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